Exhibit 23.1

We have issued our opinion dated March 31, 2008 accompanying the consolidated financial statements included in the Annual Report of CabelTel International Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of CabelTel International Corporation on Form S-8 (File No. 33-50868 and 33-33985).


/s/ FARMER, FUQUA & HUFF, P.C.
Plano, Texas
March 31, 2008